Exhibit 99

For Immediate Release

LOCKHEED MARTIN ANNOUNCES EXPIRATION OF EXCHANGE OFFER

BETHESDA, Md., May 24, 2010 – Lockheed Martin Corporation (NYSE: LMT) today announced the expiration of its offer to exchange any and all of its outstanding debt securities listed in the table below (the “old notes”) for a new series of 5.72% notes due 2040 (the “new notes”) and, in the case of the 7.20% Debentures due 2036, an additional cash amount (the “exchange offer”). The exchange offer, which commenced on April 26, 2010, expired at 12:00 midnight, New York City time, at the end of the day on May 21, 2010.

On May 25, 2010, Lockheed Martin expects to deliver an aggregate principal amount of $728,191,000 of new notes and, in the case of the 7.20% Debentures due 2036, will also pay aggregate cash consideration of $40,616,800, for the old notes accepted for exchange, plus accrued and unpaid interest on such old notes and cash in lieu of fractional portions of new notes.

According to information provided by the exchange agent to Lockheed Martin, an aggregate principal amount set forth below of each series of the old notes listed below were validly tendered and not validly withdrawn on or before the expiration date. The table below identifies the aggregate principal amount of each series of old notes validly tendered and not withdrawn in the exchange offer.

Series of Old Notes	Maturity Date of Old Notes	Aggregate Principal Amount Outstanding Prior to Exchange	Aggregate Principal Amount of Old Notes Tendered
7.65% Debentures due 2016	5/1/16	$600,000,000	$148,465,000
7.75% Debentures due 2026	5/1/26	$423,015,000	$148,200,000
8.50% Debentures due 2029	12/1/29	$316,347,000	$111,300,000
7.20% Debentures due 2036	5/1/36	$300,000,000	$203,084,000

		Total:	$611,049,000

The new notes will be issued only to holders of the old notes who have certified to Lockheed Martin in an eligibility letter as to certain matters, including (1) their status as “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or (2) outside the United States, their status as non-U.S. persons as defined in Regulation S under the Securities Act.

The new notes have not been registered under the Securities Act or any state securities laws. Therefore, the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

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Investor Contact:

Jerry Kircher, Vice President, Investor Relations, 301-897-6584; email, jerry.f.kircher@lmco.com

Shamala N. Littlefield, Director, Investor Relations, 301-897-6455; email, shamala.littlefield@lmco.com

Media Contact:

Jeff Adams, 301-897-6308; email, jeffery.adams@lmco.com

This press release is not an offer to sell or a solicitation of an offer to buy any security. The exchange offer is being made solely by the offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.